                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                           (Amendment No.           )


Filed by the Registrant [x]


Filed by a Party other than the Registrant [ ]



Check the appropriate box:


[ ]     Preliminary proxy statement


[x]     Definitive proxy statement


[ ]     Definitive additional materials


[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                Professionals Insurance Company Management Group
                (Name of Registrant as Specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

Payment of filing fee (Check the appropriate box):


[x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.


[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).


[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:


      [ ]  Fee paid previously with preliminary materials.


[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

              PROFESSIONALS INSURANCE COMPANY MANAGEMENT GROUP
          4295 OKEMOS ROAD, BOX 2510, OKEMOS, MICHIGAN  48805-9510
                               (517) 349-6500

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (together with any adjournments or postponements thereof, the "Annual Meeting") of Professionals Insurance Company Management Group ("Professionals Group") will be held at 10:00 a.m., local time, on June 4, 1997 at University Place Marriott, 300 M.A.C. Avenue, East Lansing, Michigan 48823, for the following purposes, all of which are more fully described in the accompanying Proxy
Statement:

            1. To elect three persons to the Board of Directors of Professionals Group for three year terms expiring at the Annual Meeting of Shareholders to be held in the year 2000 and upon the election and qualification of their successors or upon their earlier resignation or removal;

            2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for Professionals Group for the fiscal year ending December 31, 1997;

            3. To consider a non-binding shareholder proposal regarding the classification of the Board of Directors of Professionals Group; and

            4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only holders of record of shares of common stock, no par value per share, of Professionals Group (the "Common Stock") at the close of business on April 9, 1997, the record date fixed by the Board of Directors of Professionals Group for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination during the Annual Meeting. Shares of Common Stock constitute the only security of Professionals Group whose holders are entitled to vote upon the proposals to be presented at the Annual Meeting.

     You are requested to complete, sign and date the enclosed form of Proxy which is solicited on behalf of the Board of Directors of Professionals Group and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Annual Meeting in person.

                           By Order of the Board of Directors

                           /s/ Annette E. Flood
Okemos, Michigan           Annette E. Flood
April 16, 1997             Secretary

              PROFESSIONALS INSURANCE COMPANY MANAGEMENT GROUP
          4295 OKEMOS ROAD, BOX 2510, OKEMOS, MICHIGAN  48805-9510
                               (517) 349-6500

                               PROXY STATEMENT
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 1997


     This Proxy Statement is furnished in connection with the solicitation, on behalf of the Board of Directors of Professionals Insurance Company Management Group ("Professionals Group"), of proxies to be used at the Annual Meeting of Shareholders of Professionals Group (together with any adjournments or postponements thereof, the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m., local time, on June 4, 1997 at University Place Marriott, 300 M.A.C. Avenue, East Lansing, Michigan 48823. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are dated April 16, 1997 and are first being mailed to shareholders on or about April 21, 1997.
The principal executive office of Professionals Group is located at 4295 Okemos Road, Okemos, Michigan 48864. Certain of the information provided herein relates to PICOM Insurance Company, a Michigan stock insurance company and a wholly-owned subsidiary and the predecessor of Professionals Group ("PICOM").

     At the Annual Meeting, shareholders of Professionals Group will consider and vote upon (i) the election of three persons to the Board of Directors of Professionals Group for three year terms expiring at the Annual Meeting of Shareholders to be held in the year 2000 and upon the election and qualification of their successors or upon their earlier resignation or removal;
(ii) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Professionals Group for the fiscal year ending December 31, 1997; and (iii) a non-binding shareholder proposal regarding the classification of the Board of Directors of Professionals Group. Professionals Group does not know of any matters, other than those described in the accompanying Notice of Annual Meeting of Shareholders, that are to come before the Annual Meeting.

VOTING RIGHTS AND PROXY INFORMATION

     Only holders of record of shares of common stock, no par value per share, of Professionals Group (the "Common Stock ") at the close of business on April 9, 1997, the record date fixed by the Board of Directors of Professionals Group for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Shares of Common Stock constitute the only security of Professionals Group whose holders are entitled to vote upon the proposals to be presented at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is properly presented to shareholders for a vote at the Annual Meeting. As of the record date, Professionals Group had 3,505,750 shares of Common Stock issued and outstanding.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted FOR the election of all of the nominees for director nominated by the Board of Directors of Professionals Group, FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Professionals Group for the fiscal year ending December 31, 1997, and AGAINST the non-binding shareholder proposal regarding the classification of the Board of Directors of Professionals Group. If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter shall be the act of the shareholders. Proxies marked to abstain have the same effect as votes against the proposals, while broker non-votes have no effect on the vote. One-third of the shares of Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) duly executing and delivering to the Secretary of Professionals Group a subsequent proxy relating to the same shares prior to the exercise of such proxy, (ii) filing with the Secretary of Professionals Group at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Annette E. Flood, Secretary, Professionals Insurance Company Management Group, 4295 Okemos Road, Box 2510, Okemos, Michigan 48805-9510.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth information provided by the persons indicated with respect to the beneficial ownership (as defined under applicable rules of the Securities and Exchange Commission (the "Commission")) of shares of Common Stock by (i) each person known by Professionals Group who is currently the owner of more than 5% of the outstanding shares of Common Stock,
(ii) each person who is currently a director or an executive officer of Professionals Group and (iii) all persons who are currently directors or executive officers of Professionals Group as a group:

                                               Percentage of
                               Number of         Beneficial
Principal Shareholders(1)      Shares(2)(3)    Ownership(2)(3)
-----------------------------  --------------  -----------------

Heartland Advisors, Inc.        300,770                 8.6%

Named Directors and
Executive Officers(1)
-----------------------------

Victor T. Adamo                  47,324                 1.3%

Jerry D. Campbell                 4,272                  *

R. Kevin Clinton                 32,422                  *

John F. Dodge, Jr.               16,306                  *

Annette E. Flood                  4,893                  *

H. Harvey Gass, M.D.             12,677                  *

W. Peter McCabe, M.D.            34,526                 1.0%

John F. McCaffrey                   857                  *

Isaac J. Powell, M.D.             2,805                  *

Ann F. Putallaz                   1,143                  *

William H. Woodhams, M.D.         4,909                  *

Donald S. Young                     542                  *


All directors and executive
officers of Professionals
Group as a group (12 persons)   162,676                 4.6%


(1) Unless otherwise noted, Professionals Group believes that all persons named in the table have, or will have, (i) sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that authority is shared by spouses under applicable law, and
     (ii) record and beneficial ownership of such shares. The address of Heartland Advisors, Inc. is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202. The business address of each person listed in the table is c/o Professionals Insurance Company Management Group, 4295 Okemos Road, Box 2510, Okemos, Michigan 48805-9510.

(2) Number of shares and percentages are based on ownership of Common Stock as of April 9, 1997. At that date there were 3,505,750 issued and outstanding shares of Common Stock. An asterisk indicates ownership of less than 1%.

(3) Includes shares held directly, shares held in retirement accounts, and shares held by certain of the group members' families, corporations for which a group member is an officer or director, or held by trusts of which a group member is a trustee or a substantial beneficiary with respect to which shares the group member may be deemed to have sole or shared voting and/or investment power.

     PROPOSAL I -- ELECTION OF DIRECTORS

     The First Amended and Restated Articles of Incorporation of Professionals Group provide that the Board of Directors of Professionals Group shall consist of not less than nine directors and not more than 18 directors, with the number of directors to be determined from time to time by the Board of Directors of Professionals Group. Currently, the number of directors is ten. The Board of Directors of Professionals Group is divided into three classes with each class of directors elected to a three year term of office on a rotating basis. At each annual meeting of shareholders, a class of directors is elected to succeed the class of directors whose term of office expires at that meeting. The term of office of three directors expires at the Annual Meeting and the Board of Directors of Professionals Group has nominated Victor T. Adamo, John F. McCaffrey and Isaac J. Powell, M.D., for election as directors of Professionals Group at the Annual Meeting. The individuals who are elected as directors at the Annual Meeting will hold office for a term expiring at the Annual Meeting of Shareholders to be held in the year 2000 and upon the election and qualification of their respective successors or upon their earlier resignation or removal.

     THE BOARD OF DIRECTORS OF PROFESSIONALS GROUP RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF VICTOR T. ADAMO, JOHN F. MCCAFFREY AND ISAAC J. POWELL, M.D. TO THE BOARD OF DIRECTORS OF PROFESSIONALS GROUP FOR THREE YEAR TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN THE YEAR 2000 AND UPON THE ELECTION AND QUALIFICATION OF THEIR SUCCESSORS OR UPON THEIR EARLIER RESIGNATION OR REMOVAL.

     It is intended that the proxies solicited on behalf of the Board of Directors of Professionals Group (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of Victor T. Adamo, John F. McCaffrey and Isaac J. Powell, M.D. to the Board of Directors of Professionals Group. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors of Professionals Group
may recommend.   At this time, the Board of Directors of Professionals Group knows of no reason why any of the nominees might be unable to serve, if elected.

     The table below sets forth certain information regarding the composition of the Board of Directors of Professionals Group.

                                    NOMINEES


                                          Positions Held             Director  Term
       Name                  Age         in Professionals Group       Since    Expires
---------------------------  ---  ---------------------------------  --------  -------

Victor T. Adamo, Esq., CPCU  49       Director, President and Chief   1996      1997
                                         Executive Officer

John F. McCaffrey            59              Director                 1996      1997

Isaac J. Powell, M.D.        56              Director                 1996      1997

                        DIRECTORS CONTINUING IN OFFICE



                                    Positions Held         Director  Term
          Name                Age  in Professionals Group   Since    Expires
   -------------------------  ---  ----------------------  --------  -------

   John F. Dodge, Jr., Esq.   70         Director           1996      1998

   H. Harvey Gass, M.D.       81         Director           1996      1998

   Ann F. Putallaz, Ph.D.     52         Director           1996      1998

   Jerry D. Campbell          57         Director           1996      1999

   W. Peter McCabe, M.D.      57   Director, Chairman       1996      1999

   William H. Woodhams, M.D.  59         Director           1996      1999

   Donald S. Young, Esq.      60         Director           1996      1999

     The business experience of each of the directors of Professionals Group for at least the past five years is as follows:

                                    NOMINEES

     Victor T. Adamo, Esq. has been the President and Chief Executive Officer and a Director of Professionals Group since 1996. Mr. Adamo has been President of PICOM since 1990 and Chief Executive Officer and a director of PICOM since 1987. Prior to joining PICOM, Mr. Adamo was in private legal practice from 1975 to 1985 and represented PICOM in corporate legal matters. Mr. Adamo is a graduate of the University of Michigan and New York University School of Law and is a Chartered Property Casualty Underwriter (CPCU). Mr. Adamo is the only Director of Professionals Group who is also an employee of Professionals Group or any subsidiary of Professionals Group.

     John F. McCaffrey has been a Director of Professionals Group since 1996. Mr. McCaffrey is the founder and President of Belle Meade Group, Inc., a privately held brokerage development corporation headquartered in Chicago, Illinois. Prior to founding Belle Meade Group in July, 1993, and from March, 1988 to September, 1992, he was Senior Vice President of Aon Corporation and the Vice-Chairman of Rollins Burdick Hunter Co. From June, 1988 to September, 1991, he served as Director of Life of Virginia and Director of Union Fidelity Life Insurance Company. Mr. McCaffrey is a former member of the Board of Trustees of the American Institute for Property and Liability Underwriters, Inc./Insurance Institute of America, Inc. He is also a former Director of the National Association for Casualty & Surety Agents. He has served as a Director of the Board and Member of the Executive Committee of the National Association of Insurance Brokers. He attended the University of Virginia and the University of Michigan.

     Isaac J. Powell, M.D. has been a Director of Professionals Group since 1996. Dr. Powell has been a director of PICOM since 1980. He is board certified in Urology. Dr. Powell is Assistant Professor in Urology in the Department of Urology, Wayne State University, School of Medicine, Detroit, Michigan. Dr. Powell is also Chief of Urology at Veterans Hospital, Allen Park, Michigan. Dr. Powell is a graduate of the Indiana University Medical School.

                         DIRECTORS CONTINUING IN OFFICE

     Jerry D. Campbell has been a Director of Professionals Group since 1996. He has been a director, and the Chairman and Chief Executive Officer, of Republic Bancorp Inc., a publicly held Michigan corporation and bank holding company, since 1986. Mr. Campbell is also a director of Newcor, Inc., a publicly held Delaware corporation, and Mercantile Bank of Naples, Florida. Mr. Campbell has a B.S. degree in liberal arts from Central Michigan University, a M.B.A. degree from Wayne State University and a M.B.A. degree from the University of Michigan. The common stock of Republic Bancorp Inc. is listed on the Nasdaq National Market under the symbol "RBNC", and the common stock of Newcor, Inc. Is listed on the Nasdaq National Market under the symbol "NEWC".

     John F. Dodge, Jr., Esq. has been a Director of Professionals Group since 1996. Mr. Dodge has been a director of PICOM since 1980. Mr. Dodge is currently engaged in the private practice of law in Grosse Pointe, Michigan. Prior to establishing his private practice, Mr. Dodge was a senior partner in the law firm of Nederlander, Dodge & Rollins, P.C., Detroit, Michigan. Mr. Dodge has practiced general business and corporate law since 1961. Mr. Dodge is a graduate of the University of Michigan and University of Michigan Law School.

     H. Harvey Gass, M.D. has been a Director of Professionals Group since 1996. Dr. Gass has been a director of PICOM since 1980. Dr. Gass is board certified in Neurosurgery, practicing largely at Sinai Hospital, Detroit, Michigan. He served as Clinical Professor of Neurosurgery, Department of Neurosurgery, Wayne State University, School of Medicine, Detroit, Michigan. Dr. Gass is a graduate of the University of Michigan Medical School.

     W. Peter McCabe, M.D. has been the Chairman of the Board and a Director of Professionals Group since 1996. Dr. McCabe has been Chairman of the Board and a director of PICOM since 1994 and 1980, respectively. He is board certified in Plastic Surgery and the current President of the Michigan State Medical Society. Dr. McCabe is engaged in private practice and serves on the medical staff of Saint John Hospital, Detroit, Michigan. Dr. McCabe is a graduate of Harvard College and Cornell University Medical School.

     Ann F. Putallaz, Ph.D. has been a Director of Professionals Group since 1996. She is the Vice President and Director of Fiduciary Services of Munder Capital Management, a privately held general partnership and the investment adviser to The Munder Funds, a Maryland corporation and an open-end investment company registered under the Investment Company Act of 1940, as amended. From June, 1992 to December, 1994, Ms. Putallaz was the Director of Client and Marketing Services and Mutual Fund Product Management of Woodbridge Capital Management, a predecessor-in-interest to Munder Capital Management. From July, 1990 to

June, 1992 she was the Director of Marketing, Economics and Quantitative Analysis of Comerica Capital Management, a predecessor-in-interest to Woodbridge Capital Management. Ms. Putallaz has a B.A. degree in economics from Smith College, and a M.A. degree and a Ph.D. degree in economics from the University of Michigan.

     William H. Woodhams, M.D. has been a Director of Professionals Group since 1996. Dr. Woodhams has been a director of PICOM since 1980. Dr. Woodhams is board certified in Family Practice and is in private practice in Kalamazoo, Michigan. Dr. Woodhams serves as an Assistant Clinical Professor in the Department of Family Practice at Michigan State University, College of Human Medicine. Dr. Woodhams is also a member of the Board of Medicine Committee of Licensure and Discipline. Dr. Woodhams served as a member of the Board of Directors of Physicians Insurance Company of Indiana from 1982 to 1994. Dr. Woodhams is a graduate of the University of Michigan School of Medicine.

     Donald S. Young, Esq. has been a Director of Professionals Group since 1996. He is a principal in Dykema Gossett PLLC, a law firm headquartered in Detroit, Michigan. Mr. Young has a B.A. degree in economics from the University of Michigan and an LL.B. degree from Harvard University. Mr. Young serves as a director of Attorneys' Liability Assurance Society (Bermuda) Ltd. and Attorneys' Liability Assurance Society Inc. which provide professional liability insurance for large law firms. Dykema Gossett PLLC has in the past provided legal services to PICOM and to certain of its directors.

                               EXECUTIVE OFFICERS

     The executive officers of Professionals Group, who are elected annually by, and serve at the pleasure of, the Board of Directors of Professionals Group, consist of W. Peter McCabe, M.D., Chairman; Victor T. Adamo, President and Chief Executive Officer; R. Kevin Clinton, Vice President, Treasurer and Chief Financial Officer; and Annette E. Flood, Esq., Secretary. The business experience of each of Dr. McCabe and Mr. Adamo for at least the past five years is set forth above. The business experience of each of Mr. Clinton and Ms. Flood for at least the past five years is as follows:

     R. Kevin Clinton has been a Vice President and the Treasurer and Chief Financial Officer of Professionals Group since 1996. Mr. Clinton has been a Vice President, Chief Financial Officer and Actuary of PICOM since 1990. Prior to becoming an officer of PICOM, Mr. Clinton was PICOM's consulting actuary from 1986 to 1990. He formerly served as the Actuary for the Michigan Insurance Bureau and Michigan Mutual Insurance Company. Mr. Clinton is a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Clinton is a graduate of the University of Michigan where he received a Bachelors degree in business administration and a Masters degree in actuarial science.

     Annette E. Flood, Esq., R.N. has been the Secretary of Professionals Group since 1996. Ms. Flood is Vice President, Corporate Secretary and Legal Counsel of PICOM. Prior to joining PICOM in 1992, Ms. Flood was employed by Lansing General Hospital, Lansing, Michigan, from 1986 to 1992, most recently in the capacity of Vice President, Legal Services and Quality

Management. Prior to joining the Lansing General Hospital staff, Ms. Flood was in the litigation section of the law firm of Dykema Gossett PLLC, Lansing, Michigan. Ms. Flood has a Bachelors degree in Nursing from the University of Michigan and a law degree from Wayne State University Law School.

     No nominee or director or executive officer of Professionals Group is related to any other nominee or director or executive officer of Professionals Group (or of any of its subsidiaries) by blood, marriage or adoption, and there are no arrangements or understandings between any nominee or director or executive officer and any other person pursuant to which such nominee or director or executive officer was nominated or elected a director or elected an executive officer of Professionals Group or any of its subsidiaries.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Meetings of the Board of Directors of Professionals Group are generally held as required. During 1996, the Board of Directors held four meetings. No Director attended fewer than 75% of the total number of meetings of the Board of Directors of Professionals Group held during 1996 and no Director attended fewer than 75% of the total number of meetings held by all Board committees on which any such Director served during 1996.

     The Board of Directors of Professionals Group has standing Executive, Audit and Compensation Committees, the function and composition of which are set forth below. The Board of Directors of Professionals Group does not currently have a standing nominating committee or a committee performing similar functions.

     The Executive Committee is authorized to exercise the powers and authority of the Board of Directors of Professionals Group in the management and affairs of Professionals Group, if the Board of Directors of Professionals Group is not meeting, except as limited by the Michigan Business Corporation Act, as amended, and the First Amended and Restated Articles of Incorporation and bylaws of Professionals Group. The members of this committee are W. Peter McCabe, M.D., Victor T. Adamo, John F. Dodge, Jr., H. Harvey Gass, M.D. and Donald S. Young. During 1996, this committee met one time.

     The Audit Committee of the Board of Directors of Professionals Group is authorized to confer with the auditors and financial officers of Professionals Group and its subsidiaries, review reports submitted by the auditors, establish or review, and monitor compliance with, codes of conduct of Professionals Group and its subsidiaries, inquire about procedures for compliance with laws and regulations relating to the management of Professionals Group and its subsidiaries, and report and make recommendations to the Board of Directors of Professionals Group. The members of this committee are Isaac J. Powell, M.D., William H. Woodhams, M.D., and Donald S. Young. During 1996, this committee met one time.

     The Compensation Committee of the Board of Directors of Professionals Group is responsible for recommending to the Board of Directors of Professionals Group policies and levels of compensation with respect to compensation and benefits of all executive officers of

Professionals Group and all key employees of Professionals Group and its subsidiaries. Except as otherwise described in this Proxy Statement or the applicable plan document, the Compensation Committee also serves as the administrative committee under the Professionals Group 1996 Incentive Plan and the Professionals Group 1996 Non-Employee Directors Plan, and is responsible for administering such plans, including designating employees to be granted options, prescribing the terms and conditions of options granted under the plans, interpreting the plans and making all other determinations deemed necessary for the administration of the plans. The members of this committee are H. Harvey Gass, M.D., Jerry D. Campbell, John F. Dodge, Jr., W. Peter McCabe, M.D., and John F. McCaffrey. During 1996, this committee did not meet, although two meetings were held during 1997 reviewing 1996 Company results.

COMPENSATION COMMITTEE REPORT

     The Professionals Group Compensation Committee's report on executive compensation follows.

The officers of Professionals Group and its subsidiaries, including the Chief Executive Officer, are compensated through a combination of salary and incentive compensation. The primary purposes of the compensation program are to attract and retain qualified individuals and to motivate and reward individuals based on performance. The Compensation Committee believes that making a portion of executive compensation discretionary and based on performance provides an incentive for increasing shareholder value over the long term and more closely aligns the interest of executive employees with those of shareholders.

It is the goal of the Compensation Committee to establish compensation opportunities that are competitive in comparison to market practices and reflective of an executive's scope of responsibilities, level of experience, individual performance and contribution to the business. Salaries are the base element of the executive compensation program. In establishing salaries, the Compensation Committee reviews executive compensation survey data for insurance companies of similar size and product lines. It also considers, among other factors, job responsibilities and job performance, education, training and market opportunities.

The Compensation Committee awards annual incentive compensation to executive officers based upon the Compensation Committee's assessment of the Company's performance during the prior year and the contribution made by each executive officer. In making awards of incentive compensation, the Compensation Committee considers performance against certain pre-established corporate goals including growth and financial results, competitive factors and the market performance of the Professionals Group's Common Stock.

The Compensation Committee encourages stock ownership by executive officers. During 1996, grants of restricted stock were made to executive officers in recognition of the Company's significant financial progress and growth as well as the increased value of the Company's common stock during 1995 and prior years. On a going forward basis it is expected that option based compensation under the Professionals Insurance Company Management Group 1996 Long Term Stock Incentive Plan (the "Incentive Plan") will be used in lieu of grants of restricted stock and will become a more significant element of each executive officer's incentive compensation. The Compensation Committee expects that such awards, will be made under the Incentive Plan to those executive officers and key employees of the Company who, in the judgment of the Compensation Committee, are expected to contribute materially to the Company's future success. It is anticipated that such awards will be determined in light of the above criteria and after consideration of appropriate performance factors. It is to be noted that as of the date of this Proxy Statement no awards have been made under the Incentive Plan.

During 1996, the Company's most highly compensated executive officer was Victor
T. Adamo, President and Chief Executive Officer. Mr. Adamo received total cash payments of $244,516 in salary and bonus and also was granted 2,700 shares of restricted stock, valued at $66,150. Mr. Adamo's 1996 compensation package was determined taking into consideration the Company's strong performance in prior periods, the compensation factors described above (including survey data on salary movements indicating an increase in peer executives' salaries), and the success of Mr. Adamo's leadership in improving the Company's business position. Evidence of this success can be found in the successful reorganization of
PICOM Insurance Company into an insurance holding company headed by Professionals Group, the Company's stronger balance sheet, increased revenues and earnings and improved claims-paying-ability ratings, and the Company's increasing product and geographical diversification. For these reasons, the Compensation Committee deems Mr. Adamo's compensation package to be appropriate. (The Summary Compensation Table on page 16 of this Proxy Statement shows the amounts and type of compensation paid to Mr. Adamo in 1996, 1995 and
1994.)   The Compensation Committee's decisions relating to Mr. Adamo's compensation were ratified by the Board of Directors.

In mid-1993, a new Section 162(m) was added to the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) of the Code prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any executive named in such corporation's Summary Compensation Table for the year. For 1996, the compensation paid to each of the executive officers named in the Company's

Summary Compensation Table for 1996 was well below $1 million, and the Compensation Committee expects the same will be true for the current year. Consequently, for the present the Compensation Committee has decided to defer consideration of any compensation policies relating to Section 162(m) of the Code.

H. Harvey Gass, M.D., Chairman    Jerry D. Campbell
John F. Dodge, Jr.                W. Peter McCabe, M.D.
John F. McCaffrey


     The Compensation Committee Report shall not be deemed incorporated by reference into any filings by Professionals Group under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Professionals Group specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee in 1996 were H. Harvey Gass, M.D., Chairman, Jerry D. Campbell, John F. Dodge, Jr., W. Peter McCabe, M.D., and John F. McCaffrey.

     Mr. Dodge performs certain legal services for Professionals Group and its subsidiaries. Mr. Dodge was paid $25,267 in 1996 for legal services and expenses in connection with his representation of PICOM. Dr. H. Harvey Gass serves as PICOM's Claims Medical Consultant. Dr. Gass was paid $32,800 in 1996 with respect to consulting services rendered to PICOM.

     No executive officer of Professionals Group served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of Professionals Group. No executive officer of Professionals Group served as a director of another entity, one of whose executive officers served on the compensation committee of Professionals Group. No executive officer of Professionals Group served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a Director of Professionals Group.

DIRECTORS COMPENSATION AND BENEFITS

     Directors who are not also employees of Professionals Group or a subsidiary receive an annual retainer of $10,000 and an additional $1,000 for each meeting of the Board of Directors of Professionals Group or a committee attended plus reimbursement for reasonable expenses in connection with attending such meetings. Such Directors also receive, annually, an option to purchase up to 500 shares of Professionals Group Common Stock pursuant to the Professionals

Group's 1996 Non-Employee Directors Plan (the "Non-Employee Directors Plan") and are eligible to participate in Professionals Group's Stock Purchase Plan.

     The general purposes of the Non-Employee Directors Plan are (i) to encourage non-employee Directors of Professionals Group to own Common Stock and
(ii) to provide a means for tying a portion of the compensation paid to non-employee Directors for their service on the Board of Directors of Professionals Group to the value of the Common Stock, thus more closely aligning the interests of such Directors with those of the shareholders of Professionals Group. Although the Board of Directors of Professionals Group is designated as the administrator of the Non-Employee Directors Plan, neither the Board of Directors of Professionals Group nor any other person or body has any discretion to select the persons who receive awards under the Non-Employee Directors Plan, the times at which awards are granted, or the terms and conditions of such awards. Instead, all such matters are determined entirely by the terms of the Non-Employee Directors Plan itself.

     So long as the Non-Employee Directors Plan remains in effect, and to the extent shares remain available, at the adjournment of each organizational meeting of the Board of Directors of Professionals Group following an annual meeting of shareholders of Professionals Group, each person who is then a non-employee Director of Professionals Group is automatically granted a plan option covering 500 shares of Common Stock (subject to adjustment as contemplated by the Non-Employee Directors Plan) or, if less, the maximum number of shares then permissible for that Director under the Non-Employee Directors Plan. Subject to adjustment as contemplated by the Non-Employee Directors Plan, the per share exercise price of each option granted under the Non-Employee Directors Plan is the "fair market value" of a share of Common Stock at the date the option is granted.

     Ordinarily, each option granted under the Non-Employee Directors Plan becomes exercisable on the first anniversary of the option's grant date. However, upon the occurrence of a change in control (as defined in the Non-Employee Directors Plan), all outstanding plan options that were not then otherwise exercisable would be deemed to have become fully exercisable immediately prior to such change in control. Each outstanding option terminates at the earlier of: (i) the first anniversary of the date the grantee ceases to be a Director of Professionals Group or (ii) its expiration date (that is, the seventh anniversary of the option's grant date). Each plan option is nontransferable, except by will or the laws of descent and distribution, and is exercisable only for cash and, during the lifetime of the grantee, only by the grantee.

     Shares used for options granted under the Non-Employee Directors Plan may be either treasury shares or new issuances. Subject to adjustment as contemplated by the Non-Employee Directors Plan, the aggregate maximum number of shares that are available for settlement of plan options is 50,000 and the
maximum number available for any given individual is 5,000.   If a plan option
terminates or expires without having been exercised in full, the shares subject to the option immediately before such termination or expiration become available for future awards under the Non-Employee Directors Plan. Pursuant to the Professionals Group 1996 Non-Employee Directors Plan, in August, 1996 Directors Campbell, Dodge, Gass, McCabe, McCaffrey, Powell, Putallaz, Woodhams and Young each received an option to purchase 500
shares of Common Stock at an exercise price of $21.63 per share.   As a
result of Professionals Group's 10% stock dividend issued in December, 1996, these options have been adjusted and now represent the right to purchase 550 shares of common stock at an exercise price of $19.66 per share.

MANAGEMENT REMUNERATION

     Summary Compensation Table. The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each of the five most highly compensated executive officers and/or employees of Professionals Group and its subsidiaries (the "Named Executives") for the last three completed fiscal years whose salary and bonus exceeded $100,000 in 1996.



                                                                                          Long Term Compensation
                                                                            --------------------------------------------------
           Annual Compensation                                                      Awards                    Payout
-------------------------------------------------------------------------   ----------------------     -----------------------
                                                                            Restricted
                                                             Other Annual    Stock       Options/       LTIP      All Other
Name and                                 Salary   Bonus     Compensation    Award(s)       SARs        Payout    Compensation
Principle Position               Year     ($)      ($)        ($)(1)         ($)           (#)          ($)         ($)(2)
------------------              -----   -------   ------      -----------   -------       --------     -------   --------------
Victor T. Adamo                  1996    223,751  20,765      12,000        66,150           --          --         29,368
President & CEO                  1995    214,731   5,312      10,500        10,624           --          --         21,229
                                 1994    205,485   8,171      11,250        16,342           --          --         18,831

R. Kevin Clinton                 1996    217,861  18,229        --          57,820           --          --         29,368
Vice President &                 1995    209,080   5,222        --          10,445           --          --         21,116
Chief Financial Officer          1994    200,077   7,990        --          15,980           --          --         19,167

John O. Bashant                  1996    130,250  14,392        --          45,693           --          --         26,583
Vice President                   1995    125,000   3,782        --           7,663           --          --         21,902
Marketing & Sales                1994     99,697  10,639        --          11,278           --          --         17,558

Annette E. Flood                 1996    114,620  12,967        --          40,915           --          --         24,767
Vice President,                  1995    110,000   3,692        --           7,363           --          --         19,681
Secretary                        1994     95,000   2,729        --           5,458           --          --         15,499

Darryl K. Thomas                 1996    114,620  21,762        --          17,150           --          --         24,220
Vice President,                  1995      --        --         --            --             --          --           --
Claims                           1994      --        --         --            --             --          --           --

------------------------------
(1)  Amounts shown consist of director fees paid by PICOM Insurance Company.

(2)  Amounts shown for 1996 consist of the following:  (i) Mr. Adamo:
     matching contribution to purchases of Common Stock under the Stock Purchase Plan of $7,500 and contributions under the PICOM Insurance Company Pension Plan and the PICOM Insurance Company Employees' Savings and Retirement Plan (the "PICOM pension plans") for the benefit of Mr. Adamo of $21,868; (ii) Mr. Clinton: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $7,500 and contributions under the PICOM pension plans for the benefit of Mr. Clinton of $21,868;
     (iii) Mr. Bashant: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $7,500 and contributions under the PICOM pension plans for the benefit of Mr. Bashant of $19,083; (iv) Ms. Flood: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $7,500 and contributions under the PICOM pension plans for the benefit of Ms. Flood of $17,267; and (v) Mr. Thomas: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $7,500 and contributions under the PICOM pension plans for the benefit of
     Mr. Thomas of $16,720.   Amounts shown for 1995 consist of the following:
     (i) Mr. Adamo: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $2,500 and contributions under the PICOM pension plans for the benefit of Mr. Adamo of $18,729; (ii) Mr. Clinton: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $2,500 and contributions under the PICOM pension plans for the benefit of Mr. Clinton of $18,616; (iii) Mr. Bashant: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $2,500 and contributions under the PICOM pension plans for the benefit of Mr. Bashant of $19,402; and (iv) Ms. Flood: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $2,500 and contributions under the PICOM pension plans for the benefit of Ms. Flood of $17,181. Amounts shown for 1994 consist of the following: (i) Mr.
     Adamo: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $1,250 and contributions under the PICOM pension plans for the benefit of Mr. Adamo of $17,581; (ii) Mr. Clinton: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $1,250 and contributions under the PICOM pension plans for the benefit of Mr. Clinton of $17,917; (iii) Mr. Bashant: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $1,250 and contributions under the PICOM pension plans for the benefit of Mr. Bashant of $16,308; and (iv) Ms. Flood: matching contribution to purchases of Common Stock under the Stock Purchase Plan of $1,250 and contributions under the PICOM pension plans for the benefit of Ms. Flood of $14,249.

STOCK PURCHASE PLAN

     Professionals Group has implemented a stock purchase plan (the "Stock Purchase Plan") designed to continue the stock purchase plan previously implemented by PICOM. Pursuant to the Stock Purchase Plan, all employees and directors of Professionals Group and its subsidiaries are permitted to purchase Common Stock by means of payroll deduction. Under the Stock Purchase Plan, Professionals Group may elect to match participant purchases. During 1996 Professionals Group matched participant purchases at the rate of $1.25 (of which $1.00 was used to purchase Common Stock and $.25 was applied to income taxes) for each $1.00 of participant purchases up to a maximum participant purchase of $6,000. (In the event that Professionals Group was not the direct employer of a participant, the match amount was charged to the subsidiary that was the employer of the participant.) Participants in the Stock Purchase Plan exercise all rights of ownership with respect to the shares of Common Stock purchased for their respective accounts.

LONG TERM STOCK INCENTIVE PLAN

     Professionals Group has implemented a plan, designated the Professionals Insurance Company Management Group 1996 Long Term Stock Incentive Plan, under which options to purchase shares of Common Stock ("Options"); shares of such stock ("Restricted Stock") or units denominated in such shares ("Restricted Stock Units") that are nontransferable and subject to forfeiture for a designated restricted period; awards of the right to receive the excess of the fair market value at time of exercise of a share of Common Stock over a designated price determined at time of grant ("Stock Appreciation Rights" or "SARs"); awards denominated in and/or which may be settled in such shares subject to satisfaction of designated performance criteria during a designated performance period ("Performance Awards"); rights to receive the equivalent of dividends or other distributions upon Common Stock ("Dividend Equivalents"); and other types of awards denominated or payable in shares of Common Stock ("Other Stock-Based Awards") may be granted to eligible participants. No awards were made, or were outstanding, under the Incentive Plan in 1996.

EMPLOYMENT SEVERANCE COMPENSATION PLANS

     Professionals Group has assumed the Key Employee Retention Plan and the Employee Retention Plan that had been established by PICOM. The Key Employee Retention Plan provides each executive of Professionals Group or any of its subsidiaries who is designated as a "key employee" with a severance payment and certain insurance and other benefits in the event that there is a change in control of Professionals Group that is coupled with the actual involuntary or constructive termination (as defined in the plan) of such executive within two years after such change in control. The amount of the severance payment is equal to two-times the executive's base salary plus bonus (average of last three years). The Employee Retention Plan provides certain full-time and regular part-time employees with the option, under certain limited circumstances, to receive a lump sum severance payment equal to one year's W-2 pay and certain other benefits upon the termination of such an employee's employment within one year after a change in control.

     Under each of these plans, a "change in control" is deemed to have occurred if (i) any person or entity (other than a trustee or other fiduciary holding securities under an employee benefit plan of Professionals Group, or a corporation owned directly or indirectly by the shareholders of Professionals Group in substantially the same proportions as their ownership of stock of Professionals Group which adopts the plan) becomes the beneficial owner, directly or indirectly, of securities of Professionals Group representing more than 24.9% of the combined voting power of Professionals Group's then outstanding securities; or (ii) during any period of two consecutive years (not including any period prior to the effective date of the plan), the shareholders of Professionals Group approve (A) a plan of complete liquidation of Professionals Group; or (B) an agreement for the sale or disposition of all or substantially all of Professionals Group's assets; or (C) the sale or reinsurance of all or substantially all of the insurance business of PICOM so as to cause PICOM to cease to function on a going forward basis as a medical professional liability insurance company; or (D) a merger, consolidation, or reorganization of Professionals Group with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of Professionals Group outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) at least 51% of the combined voting power of the voting securities of Professionals Group (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. However, in no event shall a change in control be deemed to have occurred, with respect to a plan participant, if that participant is part of a purchasing group which consummates the change in control transaction. A participant is deemed to be "part of a purchasing group" if the participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership or less than five percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the change in control by a majority of the nonemployee continuing Directors of Professionals Group). Those executives of Professionals Group and PICOM currently covered by the Key Employee Retention Plan include Victor T. Adamo, John O. Bashant, R. Kevin Clinton, Annette E. Flood, and Darryl K. Thomas.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of Professionals Group has renewed Professionals Group's arrangement for KPMG Peat Marwick LLP to be its independent auditors for the fiscal year ending December 31, 1997, subject to the ratification of the appointment by Professionals Group's shareholders. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS PROFESSIONALS GROUP'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

     The consolidated financial statements of Professionals Group at December 31, 1996 and for each of the two years in the period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto. As noted in KPMG Peat Marwick LLP's report, Professionals Group changed its method of accounting for loss and loss adjustment expense reserves by eliminating discounting of such reserves in 1995.

     The consolidated financial statements of Professionals Group at December 31, 1994 and for the year ended December 31, 1994 have been audited by Coopers & Lybrand LLP, independent certified public accountants, as indicated in their report with respect thereto. Coopers & Lybrand LLP's report contained an explanatory paragraph due to a change in method of accounting for certain investments and a change in the discount rate used in recording loss and loss adjustment expense reserves.

     At a meeting of the Board of Directors of PICOM held on September 21, 1995 and after recommendation by the Audit Committee of the Board of Directors of PICOM, the accounting firm of KPMG Peat Marwick LLP was engaged by PICOM to perform future independent audits of PICOM commencing with calendar year 1995. KPMG Peat Marwick LLP thereby replaced Coopers & Lybrand LLP as PICOM's independent auditors. The change in accountants resulted from PICOM's putting its audit work out to bid and did not reflect any dissatisfaction or disagreement with Coopers & Lybrand LLP. Coopers & Lybrand LLP participated in
the bidding process.   In a letter dated October 3, 1995, Coopers & Lybrand LLP
confirmed that the change in certifying accountants did not result from disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. During PICOM's three most recent fiscal years PICOM did not engage any independent accountants other than KPMG Peat Marwick LLP and Coopers & Lybrand LLP to audit the financial statements of PICOM or any significant subsidiary of PICOM.

STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return to Professionals Group shareholders during the five year period ended December 31, 1996. Also displayed for this time period are the overall stock market index (Nasdaq Stock Market) and Professionals Group's peer group index (Nasdaq Insurance Stocks).



                              (PERFORMANCE GRAPH APPEARS HERE)





                             Total Return Analysis


                              1991       1992    1993    1994    1995    1996
                              ----      ------  ------  ------  ------  ------

 Professionals Group         100.00      103.45  106.21   91.79  181.50  201.94
 Nasdaq Insurance Stocks*    100.00      134.62  138.84  133.66  189.52  206.45
 Nasdaq Stock Market         100.00      116.03  134.32  130.28  182.96  224.06
(U.S. & Foreign Companies)

*Includes SIC Ranges 6330-6339 and 6350-6359.

     The Stock Performance Graph shall not be deemed incorporated by reference into any filings by Professionals Group under the Securities Act or the Exchange Act, except to the extent that Professionals Group specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act.

         PROPOSAL III - NON-BINDING SHAREHOLDER PROPOSAL REGARDING THE CLASSIFICATION OF THE BOARD OF DIRECTORS OF PROFESSIONALS GROUP

     Professionals Group has been advised that Edwin H. Season, M.D., of 1492 East Broad Street, Suite 1303, Columbus, Ohio 43205, who is the beneficial owner of 24,200 shares of Common Stock, intends to present the following non-binding shareholder proposal at the Annual Meeting. THE BOARD OF DIRECTORS OF PROFESSIONALS GROUP OPPOSES THIS PROPOSAL AND URGES YOU TO VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL

     RESOLVED, that the shareholders of Professionals Insurance Company Management Group urge the Board of Directors of Professionals Group to take the steps necessary under applicable law to declassify the Board of Directors for the purpose of director elections. The declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

     Shareholders expect director accountability and I believe that a staggered board impedes such accountability. I believe director accountability could be enhanced if the Board of Directors was reorganized and all directors were elected annually because shareholders could then annually register their views on the performance of the Board of Directors collectively and each director individually.

     Classified boards became popular in the 1980's as a defense against taking control of a company. Though effective in deterring coercive tender offers, under some circumstances they may impede mergers which have the potential to produce a stronger company and increase shareholder wealth. I believe that shareholders want consolidation at Professionals Group and that a board annually elected would facilitate that objective.

     I believe directors have been reluctant to accumulate the stock and that this lack of ownership creates the perception of directors not being representative of the true owners. Professionals Group recently offered subsidized stock purchases and options grants to directors in addition to generous director fees. Though this will increase directors' stock holdings (a worthwhile objective) subsidized purchases and grants partially shield directors from downside financial risk. Director ownership of this type is different from shareholder ownership where shares are purchased at full market value. The result is directors' financial interests are not entirely aligned with shareholders' interests.

     Shareholders need a way to express their confidence in each director. The annual election of directors would allow the shareholders the maximum opportunity to evaluate the performance of the board and its members.

     I believe that a company's corporate governance procedures and practices and the level of management accountability they impose should be related to the performance of the company. I believe passage of this proposal will improve corporate governance, director performance and company performance. I urge you to vote for this proposal.

      THE BOARD OF DIRECTORS' STATEMENT OPPOSING THE SHAREHOLDER PROPOSAL

     The Board of Directors recommends a vote AGAINST this proposal. The classification of the Board of Directors of Professionals Group is a continuation of the director classification that was approved by the shareholders of PICOM (the predecessor of Professionals Group) at PICOM's 1988 Annual Meeting of Shareholders. At that meeting, the holders of 55.5% of the outstanding shares of PICOM (which represented 85% of the shares voted) approved a staggered board of directors where approximately one third of the directors are elected annually.

     The Board of Directors, as well as a majority of those shareholders who approved a staggered board of directors, believed that a classified board was in the best interests of the company and its shareholders because classification ensures continuity in the composition of the board, assures that a majority of the directors have prior experience and in-depth knowledge of the company and prevents sudden and disruptive changes in corporate policies by precluding election of an entirely new group of directors in a single year. Moreover, Professionals Group believes that it is in the best interest of shareholders to attract qualified directors who are willing to make a minimum time commitment of at least three years to the Company.

     In considering this non-binding shareholder proposal, you should be mindful of the belief of the Board of Directors of Professionals Group that, when faced with any unsolicited takeover proposal, shareholders of a company with a classified board should be in a position to receive a price premium greater than that received by shareholders of a company without a classified board. The reality of this concern is underscored by the fact that a significant number of unsolicited takeover attempts in the past several years have been accompanied by the pressure tactic of a proxy contest to remove and replace directors. Without a classified board, Professionals Group may be limited in its ability to negotiate and explore alternatives so as to maximize stockholder value.

     Approval of this proposal will require the affirmative vote of a majority of the votes cast by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval would not, however, require that the requested action be taken since the proposal is non-binding. Under Professionals Group's First Amended and Restated Articles of Incorporation, a proposal to amend or repeal the article establishing the classified Board of Directors must be approved by the affirmative vote of not less than three-quarters of the issued and outstanding shares of Common Stock.

THE BOARD OF DIRECTORS OF PROFESSIONALS GROUP RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors of Professionals Group is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by Professionals Group. In addition to solicitation by mail, proxies may be solicited by telephone, telegram, in person or by other forms of communication. Proxies will be solicited on behalf of Professionals Group by directors, officers and regular employees of Professionals Group and its subsidiaries (none of whom shall receive any additional compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation). Arrangements will be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Professionals Group will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. In addition, Morrow & Co., Inc. will assist in the solicitation of proxies by Professionals Group for a fee of $4,500, plus reasonable out-of-pocket expenses.

     In order to be eligible for inclusion in Professionals Group's proxy materials for next year's Annual Meeting of Shareholders, any non-binding shareholder proposal submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission's rules and regulations must be received by the Secretary of Professionals Group at Professionals Group's principal executive office (4295 Okemos Road, Box 2510, Okemos, Michigan 48805-9510) no later than December 22, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act. Any shareholder proposal submitted for presentation at next year's annual meeting of shareholders other than pursuant to Rule 14a-8 of the Commission's rules and regulations, must comply with the rules and regulations of the Commission and must be submitted to the Secretary of Professionals Group at the principal executive office of Professionals Group in accordance with the requirements of Professionals Group's charter documents. Under Professionals Group's First Amended and Restated Articles of Incorporation, shareholder proposals submitted for presentation at next year's annual meeting of shareholders must be delivered to and received at Professionals Group's principal executive office not later than February 4, 1998.

     No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

     A copy of Professionals Group's Annual Report on Form 10-K for the year ended December 31, 1996 will be furnished without charge to any shareholder upon written request. Copies of such Form 10-K and other filings of Professionals Group may also be obtained through Professionals Group's web site at http://www.picm.com. All written requests should be directed to: Annette
E. Flood, Secretary, Professionals Insurance Company Management Group, 4295 Okemos Road, Box 2510, Okemos, Michigan 48805-9510.

                                     PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                PROFESSIONALS INSURANCE COMPANY MANAGEMENT GROUP

           Annual Meeting of Shareholders to be held on June 4, 1997

     The undersigned Shareholder appoints Victor T. Adamo, Esq., W. Peter McCabe, M.D., and Isaac J. Powell, M.D., and each of them, each with the power to appoint his substitute, attorneys and proxies to represent the Shareholder and to vote and act with respect to all shares of common stock, no par value per share (the "Common Stock"), of Professionals Insurance Company Management Group ("Professionals Group") that the Shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders referred to above, which is to be held at 10:00 a.m. at University Place Marriott, 300 M.A.C. Avenue, East Lansing, Michigan 48823, and any adjournment(s) or postponement(s) of that meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MANAGEMENT OF PROFESSIONALS GROUP. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE OTHER SIDE OF THIS PROXY, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR PROFESSIONALS GROUP FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997 AND AGAINST THE NON-BINDING SHAREHOLDER PROPOSAL REGARDING THE CLASSIFICATION OF THE BOARD OF DIRECTORS OF PROFESSIONALS GROUP. THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

     The undersigned Shareholder hereby (i) revokes any and all proxies previously executed with respect to the annual meeting of shareholders referred to above, and (ii) acknowledges receipt of the notice and proxy statement for said annual meeting of shareholders.


               PLEASE DATE AND SIGN THE OTHER SIDE OF THIS PROXY
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                        Please mark      / /
                                                        your votes as
                                                        indicated in
                                                        this example



1. The election of three directors to the Board of Directors of Professionals Group for three year terms expiring at the Annual Meeting of Shareholders to
   be   held in the year 2000 and upon the election and qualification of their successors or upon their earlier resignation or removal, namely: Victor T. Adamo, Esq., John F. McCaffrey and Isaac J. Powell, M.D.

   YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL DIRECTOR NOMINEES LISTED ABOVE.


   Vote for all              Withhold authority
      nominees                     to
   listed above.                vote for all          (Instruction:  To withhold authority for any nominee(s) listed
                                  nominees            provided below.)name(s) of nominee(s) in the space provided below.)
                               listed above.
          / /                             / /         ___________________________________________________________________

2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Professionals Group for the fiscal year ending December 31, 1997.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.


                        FOR     AGAINST    ABSTAIN

                        /  /      / /        / /

3. Acting on a non-binding shareholder proposal regarding the classification of the Board of Directors of Professionals Group.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

FOR     AGAINST     ABSTAIN
/ /       / /         / /         Please sign exactly as name appears on
                                  this proxy.  When shares are held by
                                  joint tenants, both should sign.  When
                                  signing as attorney, executor,
                                  administrator, trustee or guardian,
                                  please give full title as such.  If a
                                  corporation, please sign in full
                                  corporate name by an authorized officer.
                                  If a partnership, please sign in
                                  partnership name by authorized person.
                                  Dated: _________________________,  1997
                                  _______________________________________
                                  Signature
                                  _______________________________________
                                  Title
                                  _______________________________________
                                  Signature if held jointly
                                  PLEASE MARK, SIGN, DATE AND RETURN THIS
                                  PROXY PROMPTLY USING THE ENCLOSED POSTAGE
                                  PAID RETURN ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE